COMMERCIAL SUBLEASE

This Commercial Sublease (“Sublease”) dated as of June 23, 2022 is by and between Bill McLaughlin (“Sublessor”) and Lifted Liquids, Inc. d/b/a Lifted Made (“Sublessee”). Sublessor and Sublessee are sometimes referred to as a “Party” and collectively as the “Parties”.

In consideration of the mutual agreements and covenants hereafter set forth, Sublessor and Sublessee hereby agree as follows, intending to be legally bound hereby:

1.  Reference is hereby made to that certain Industrial/Commercial Lease (“Lease”) dated April 27, 2022, by and between Property Management (“Lessor”) and Sublessor, pursuant to which Lessor has leased to Sublessor the premises described as 2701-09 West Fulton PH, Chicago, Illinois 60612 (the “Premises”) for the period of April 20, 2022 through October 25, 2022.

2. Sublessor hereby subleases the Premises to Sublessee upon the following terms and conditions:

(a)Term. Sublessor subleases the Premises to Sublessee for a term of 5 months commencing June 1, 2022 and terminating on October 31, 2022, or sooner as provided herein.

(b)Rent. Sublessee shall pay Sublessor a monthly rental calculated as follows:

(1)Base monthly rent equal to the base monthly rent payable by Sublessor to Lessor pursuant to Section 1 of the Lease, which initially is $3,000, which base monthly rent for each calendar month during the term of this Sublease shall be due and payable (i) immediately following the execution of this Sublease, for the month of June 2022, (ii) in advance at 3:30pm on the last business day prior to the first day of such calendar month, for the month of July 2022 and subsequent calendar months; plus

(2)Supplemental monthly rent for each calendar month during the term of this Sublease, equal to the aggregate additional rent (on a dollar-for-dollar basis) that is due and payable by Sublessor to Lessor under the Lease during such calendar month, including in regard to real estate taxes and any other common expenses of the property of which the Premises are a part.

(c)Key Deposit. Sublessee shall make a key deposit to Sublessor of $4,500, immediately following the execution of this Sublease.

(d)Utilities. Sublessee shall pay directly, or shall reimburse Sublessor on a dollar-for-dollar basis, for all utilities used on the Premises.

(e)Use. Sublessee shall use and occupy the Premises for business known as LIFTED MADE. The Premises shall be used for no other purpose.

(f)Care and Maintenance of Premises. Sublessee acknowledges that the Premises are in good order and repair, unless otherwise indicated herein. Sublessee shall, at its own expense and at all times, maintain the Premises in good and safe condition, including plate glass, electrical wiring, plumbing, heating, installation, doors, locks, alarms, overhead doors/openers and exterior lights, as well as any other system or equipment upon the Premises and surrender the same at termination hereof in as good conditions as received, normal wear and tear expected. Sublessee shall be responsible for the entire repair required, excepting the roof, exterior walls and structural foundations. Sublessee shall also maintain in good condition such portions adjacent to the Premises, such as sidewalks, driveways lawn and shrubbery, which would otherwise be required to be maintained by the Sublessor.

(g)Alterations. Sublessee shall not without first obtaining the written consent of the Sublessor, make any alterations, additions or improvements in, to or about the Premises. If written consent is not obtained and the work for the improvements has commenced, Sublessor may issue a Stop Work Order. If Sublessee is served with the Stop Work Order, there will be a charge of $495.00 as well as all attorney’s fees, court costs, and other liability costs.

(h)Ordinances and Statutes. Lessee shall comply with all the statutes, ordinances and requirements of all municipal, state and federal authorities now in force or which may hereafter be in force pertaining to the Premises by or affecting the use thereof by Sublessee.

(i)Utilities. All applications and connections for necessary utility services on the Premises shall be made in the name of the Sublessee only, and Sublessee shall be solely liable for utility charges as they become due, including water, gas, electricity, cable and telephone services. Sublessor to bring to unit only: gas supply ¾ inch and water supply ¾ inch and 100 AMP electrical only.

(j)Entry and Inspection. Sublessee shall permit Sublessor or Sublessor’s agent to enter upon the Premises with reasonable notice for the purpose of inspecting the same and will permit Sublessor at any time within sixty (60) days prior to the expiration of this Sublease to place upon the Premises any usual “To Let” or “For Lease” signs and permit persons desiring to sublease the same to inspect the Premises thereafter.

(k)Possession. If Sublessor is unable to deliver possession of the Premises at the commencement hereof, Sublessor shall not be liable for any damage caused thereby, nor shall this Sublease be void or voidable but Sublessee my terminate this Sublease if possession is not delivered within 30 days of the commencement of the term hereof.

(l)Insurance. A Business License must be obtained and maintained by Sublessee for the duration of the Sublease. Sublessee, at its expense, will maintain plate glass and public liability insurance including bodily injury and property damage insuring the Premises, Sublessee and Sublessor with and minimum coverage as follows: One Million Dollars liability.

(m)Indemnification of Sublessor. Sublessor shall not be liable for any damages or injury to Sublessee, or any other persons or to any property occurring on the Premises or any part thereof, and Sublessee agrees to hold Sublessor harmless from any claims for damages, no matter how caused.

(n)Eminent Domain. If the Premises or any part of thereof or any part of the building materially affecting Sublessee’s use of the Premises shall be taken by eminent domain, this Sublease shall terminate on the date when the title vests pursuant to such taking. The base monthly rent, and any supplemental monthly rent, shall be apportioned as of the termination date and any rent paid for any period beyond that date shall be paid to Sublessee. Sublessee shall not be entitled to any part of the award for such taking or any payment in lieu thereof, but Sublessee may file a claim for any taking of fixtures and improvements owned by the Sublessee, and for moving expenses.

(o)Destruction and Premises. In the event of a partial destruction of the Premises during the term of this Sublease, from any cause, Sublessor shall forthwith repair the same.

(p)Entire Agreement. The forgoing constitutes the entire agreement between the Parties and can be modified only be a writing signed by both Parties.

(q)Miscellaneous. The foregoing constitutes the entire agreement between the Parties in regard to the Premises. This Sublease shall be legally binding upon Sublessor, Sublessee, and their respective heirs, representatives, successors and permitted assigns. No modification, waiver or assignment of this Sublease shall be legally binding unless it is signed by both of the Parties in their discretion. Any notices hereunder shall be emailed to Sublessor c/o Bill McLaughlin, or to Sublessee c/o Nick Warrender.

IN WITNESS WHEREOF, the Parties have executed this Sublease as of the date first written above.

Sublessor:Sublessee:

Lifted Liquids, Inc. d/b/a Lifted Made

  /s/ Bill McLaughlin                By   /s/ Nicholas S. Warrender

Bill McLaughlinNicholas S. Warrender, CEO